Exhibit 10.3

ROYALTY AGREEMENT

among

STONEHOUSE CAPITAL LTD.

WORLDSPACE, INC.

WORLDSPACE INTERNATIONAL NETWORK INC.

AND

WORLDSPACE SATELLITE COMPANY LTD.

Dated as of September 30, 2003

i

TABLE OF CONTENTS

Section 5.13	Entire Agreement	15
Section 5.14	Additional Exhibits	15
Section 5.15	Tax Disclosure	16

EXHIBITS

Exhibit A	Form of Control Agreement

Exhibit B	Funding Expenditure Plan

Exhibit C	Dispute Resolution Procedures

Exhibit D	Financial Model

Exhibit E	Annual Operating Budget

Exhibit F	Operating and Marketing Plan

Exhibit G	Restructuring Agreement

- ii -

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) dated as of September 30, 2003 (the “Execution Date”), is by and between (1) Stonehouse Capital Ltd., a Cayman Islands corporation (“Stonehouse”), and (2) WorldSpace, Inc., a Maryland corporation (“WSI”), WorldSpace International Network Inc., a company organized under the International Business Companies Act of the British Virgin Islands (“WIN”), WorldSpace Satellite Company Ltd., a company organized under the International Business Companies Act of the British Virgin Islands (“WSC”). WSI, WIN and WSC are collectively referred to as the “WorldSpace Parties.”

RECITALS

A. The parties are parties to a Restructuring Agreement of even date herewith, a copy of which is attached hereto as Exhibit G (the “Restructuring Agreement”) pursuant to which Stonehouse is releasing and discharging the obligations of the WorldSpace Parties under that certain Amended and Restated Loan Agreement and Guarantee dated as of April 21, 2000, simultaneously with the execution and delivery of this Agreement.

B. The Restructuring Agreement provides for the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 General Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“Affiliate”	with respect to any entity, any entity that controls, is controlled by, or is under common control with the entity in question. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise;

“Agreement”	has the meaning ascribed thereto in the Preamble hereof;

“Annual Operating Budget”	has the meaning ascribed thereto in Section 5.14(b) hereof;

“Code”	has the meaning ascribed thereto in Section 2.01(b) hereof;

“Current Shareholders”	the parties who, at any time prior to the Effective Date, were shareholders of WSI or any of its Affiliates or

1

subsidiaries or who are Affiliates, family members or other relatives of any parties who were shareholders of WSI or any of its Affiliates or subsidiaries on or prior to the Effective Date; provided, that “Current Shareholders” does not include any of the WorldSpace Parties or any direct or indirect wholly-owned subsidiaries thereof;

“Distribution Calculation Year”	has the meaning ascribed thereto in Section 4.03(a) hereof;

“Distribution Payment Year”	has the meaning ascribed thereto in Section 4.03(a) hereof;

“Distributions”	dividends or similar distributions, return of capital, payments with respect to loans by or to, or other payments (other than reasonable salaries or similar compensation for services) made by any of the WorldSpace Parties to any Current Shareholders or any successors, transferees or assignees thereof (whether made in respect of shares or loans acquired or made by any Current Shareholders prior or subsequent to the Effective Date) or any other payments of any kind by any of the WorldSpace Parties with respect to Subordinate Loans; provided, that “Distributions” will not include any dividends, similar distributions or return of capital paid in respect of any shares acquired by any Current Shareholders in a Qualifying Public Offering pursuant to the prospectus used in such Qualifying Public Offering or acquired by any Current Shareholders in the open market at any time after the Qualifying Public Offering, unless such shares were acquired pursuant to options, warrants or similar rights awarded to any Current Shareholders prior to such Qualifying Public Offering or unless such shares were acquired, directly or indirectly, in substitution or exchange for shares held by any of the Current Shareholders prior to such Qualifying Public Offering;

“Dollars”	the lawful currency of the United States of America, also represented herein with the “$” sign;

“Effective Date”	the date of the Restructuring (as defined in the Restructuring Agreement);

“EBITDA”	earnings before interest, taxes, depreciation and amortization (including, without limitation, the amortization of goodwill and other intangibles) and before any extraordinary losses or writedowns of assets, and without reduction for loss carryovers from prior periods;

“Eliminated WorldSpace Party”	has the meaning ascribed thereto in Section 2.02(a) hereof;

“Excess Funds”	with respect to any Royalty Calculation Year, those funds which have been earned by WSI in such Royalty Calculation Year and, as of the last day of such Royalty Calculation Year, have not been spent by WSI, minus the amount of the Royalty Payment which will be owed to Stonehouse with respect to such Royalty Calculation Year (and to be paid by the Second Payment Date following such Royalty Calculation Year), it being acknowledged and agreed that the determination of the amount of Excess Funds applicable to a Royalty Calculation Year will be made from the consolidated audited financial statements of WSI no later than one hundred twenty (120) calendar days following the end of such Royalty Calculation Year;

“Execution Date”	has the meaning ascribed thereto in the Preamble hereof;

“Financial Model”	has the meaning ascribed thereto in Section 5.14(a) hereof;

“First Payment Date”	for any Royalty Calculation Year, the date that is sixty (60) calendar days after the end of such Royalty Calculation Year;

“Interim Payment”	for any Royalty Calculation Year, an amount equal to eighty percent (80%) of the Royalty Payment for such Royalty Calculation Year, as estimated in good faith by WSI on the basis of the best information reasonably available thirty (30) calendar days after the end of such Royalty Calculation Year;

“LIBOR”	British Bankers’ Association interbank offered rate for deposits in the loan currency;

“New Investment”	all of the investment (whether debt, equity or other form of investment, or a combination thereof) made in WSI (and/or one or more direct or indirect subsidiaries one hundred percent (100%) of whose revenues are included in WorldSpace EBITDA as of the Effective Date) subsequent to the Execution Date to and including the Effective Date, from any party or parties who, prior to the Execution Date, are not shareholders of WSI or any of its Affiliates or subsidiaries and are not Affiliates, family members or other relatives of any such shareholders;

“New Loan Documentation”	has the meaning ascribed thereto in the Restructuring Agreement;

“Operating and Marketing Plan”	has the meaning ascribed thereto in Section 5.14(c) hereof;

“Permitted Investments”	investments with maturities of six (6) months or less from the date of acquisition which are:

(i) Dollar denominated securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); or

(ii) time deposits and certificates of deposit of any commercial bank having capital and surplus in excess of five hundred million Dollars ($500,000,000) or its equivalent and having a rating on its commercial paper of at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc.;

“Person”	any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Proceeds Portion”	in any Scale-Down Transaction, the portion of the proceeds (whether cash or property) of the sale or liquidation constituting such Scale-Down Transaction that is to be included in any Distributions;

“Qualifying Public Offering”	a firm commitment underwritten public offering of common stock, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, which results in (i) gross proceeds (before underwriting discounts and commissions) to WSI of at least $50,000,000 from purchasers thereunder which are not Affiliates of WSI, and (ii) an aggregate valuation of all the outstanding shares of WSI’s common stock on a fully-diluted basis immediately prior to consummation of the offering of at least $100,000,000;

“Reference Date”	December 31, 2002;

“Restructuring Agreement”	has the meaning ascribed thereto in the Recitals hereof;

“Royalty Calculation Year”	each calendar year during the Term;

“Royalty Payment”	for any Royalty Calculation Year, an amount equal to ten percent (10%) of WorldSpace EBITDA for such Royalty Calculation Year;

“Royalty Reserve Account”	has the meaning ascribed thereto in Section 2.01(b) hereof;

“Royalty Reserve Annual Account”	has the meaning ascribed thereto in Section 2.01(b) hereof;

“Scale-Down Fee”	has the meaning ascribed thereto in Section 2.02(a) hereof;

“Scale-Down Transaction”	has the meaning ascribed thereto in Section 2.02(a) hereof;

“Second Payment Date”	for any Royalty Calculation Year, the date that is one hundred eighty (180) calendar days after the end of such Royalty Calculation Year;

“Stonehouse”	has the meaning ascribed thereto in the Preamble hereof;

“Subordinate Loans”	has the meaning ascribed thereto in the Restructuring Agreement;

“Subordination Agreement”	has the meaning ascribed thereto in the Restructuring Agreement;

“Term”	January 1, 2003 to December 31, 2015, inclusive;

“Transaction Documents”	has the meaning ascribed thereto in the Restructuring Agreement;

“U.S. GAAP”	generally accepted accounting principles in the United States;

“WIN”	has the meaning ascribed thereto in the Preamble hereof;

“WorldSpace Enterprise”	has the meaning ascribed thereto in the Restructuring Agreement;

“WorldSpace Parties”	has the meaning ascribed thereto in the Preamble hereof;

“WorldSpace EBITDA”	the amount of EBITDA shown on WSI’s audited consolidated income statement for each year, prepared in accordance with U.S. GAAP, consistently applied, adjusted so that:

(a) WorldSpace EBITDA includes, with respect to any entities in which WSI has an ownership interest, directly or indirectly, of greater than fifty percent (50%) but less than one hundred percent (100%), only WSI’s pro rata portion of the EBITDA of such entities;

(b) WorldSpace EBITDA includes, with respect to any entities in which WSI has an ownership interest, directly or indirectly, of fifty percent (50%) or less, only amounts actually distributed to WSI in cash or property as dividends or similar distributions, return of capital, payments with respect to loans, or other payments (other than reasonable compensation for services); and

(c) WorldSpace EBITDA does not include, with respect to any WorldSpace Party that becomes an Eliminated WorldSpace Party, the EBITDA of such WorldSpace Party for any period after the date of the Scale-Down Transaction in connection with which such WorldSpace Party became an Eliminated WorldSpace Party;

“WSC”	has the meaning ascribed thereto in the Preamble hereof; and

“WSI”	has the meaning ascribed thereto in the Preamble hereof.

Section 1.02 Interpretation. Unless otherwise indicated in this Agreement:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Exhibit, Article, party, Schedule or Section is a reference to that Article or Section of, or that Exhibit, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e) a reference to a party to any document includes that party’s successors and permitted assigns; and

(f) “including” and “include” shall be deemed to mean “including, without limitation” and “include, without limitation.”

For the avoidance of any doubt, in the event of any sale or transfer of assets to any party, including, without limitation, sales of less than all or substantially all of the assets of the WorldSpace Parties and sales of ownership interests in any entities, U.S. GAAP will govern whether and the extent to which the sale proceeds are taken into account in calculating WorldSpace EBITDA in the accounting period of such sale or transfer.

ARTICLE II

PAYMENTS

Section 2.01 Royalty Payments. (a) WSI will pay to Stonehouse the Royalty Payment for each Royalty Calculation Year, as follows: (i) the Interim Payment will be due and payable to Stonehouse not later than the First Payment Date for such Royalty Calculation Year; and (ii) the full amount of the Royalty Payment, less the amount of the Interim Payment previously paid to Stonehouse, will be due and payable to Stonehouse on the Second Payment Date for such Royalty Calculation Year.

(b) WSI will establish and maintain a segregated reserve account (the “Royalty Reserve Account”) with a subaccount for each Royalty Calculation Year (each such subaccount a “Royalty Reserve Annual Account”). Within forty-five (45) days after the beginning of each quarter during each Royalty Calculation Year, WSI will deposit into the Royalty Reserve Annual Account for such Royalty Calculation Year an amount equal to twenty-five percent (25%) of the Royalty Payment for such Royalty Calculation Year, as estimated in good faith by WSI on the basis of the best information then reasonably available; provided, that WSI will use its good faith and reasonable efforts to obtain, and provide to Stonehouse, information of detail and scope sufficient to make a meaningful estimate. If the estimated Royalty Payment for a Royalty Calculation Year changes from one quarter to the next, then the amount that WSI will deposit into the Royalty Reserve Annual Account during the quarter in which such estimate is changed will be adjusted to make up for the shortage (in the case of an increase in the estimate) or excess (in the case of a decrease in the estimate) in the amount or amounts deposited in such Royalty Reserve Annual Account in prior quarters of such Royalty Calculation Year. The amounts deposited in the Royalty Reserve Annual Account for any Royalty Calculation Year, together with the amount of any interest thereon, shall be applied toward the payment of WSI’s obligations under Section 2.01(a) due on the First Payment Date and/or the Second Payment Date for such Royalty Calculation Year, and (subject to the next sentence) the amounts contained in the Royalty Reserve Account or the Royalty Reserve Annual Account shall not be used for any other purpose without the prior written consent of Stonehouse (which consent shall be in the sole and absolute discretion of Stonehouse). Any balance remaining in the Royalty Reserve Annual Account for any Royalty Calculation Year after the Royalty Payment for such Royalty Calculation Year has been paid in full may be removed from the Royalty Reserve Account and applied as WSI determines to be appropriate, provided that, until the Term has ended, such application is in full compliance with all of the applicable terms and conditions of this Agreement (including, without limitation, Section 4.03 hereof). The Royalty Reserve Account and the Royalty Reserve Annual Account each constitute “Deposit Accounts” within the meaning of the Uniform Commercial Code as may be in effect in New York from time to time (the “Code”). Each Deposit Account is subject to the “control” (as set forth in the Code) of Stonehouse for the Term, as such “control” has been agreed to by the WorldSpace Parties, Stonehouse, and the bank with which the Royalty Reserve Account and the Royalty Reserve Annual Account are maintained, in an authenticated record in the form attached hereto as Exhibit A. Except to the extent Stonehouse may otherwise agree, funds in the Royalty Reserve Annual Account may only be invested in Permitted Investments.

Section 2.02 Scale-Down Fee. (a) If, during the Term, there is a transaction by an entity within the WorldSpace Enterprise that results in a sale of all or substantially all of the WorldSpace Parties’ assets (as they are reflected on the consolidated balance sheet of WSI at the Reference Date) or there is a liquidation of any of the WorldSpace Parties, and as a result of such transaction or liquidation subsequent Royalty Payments pursuant to Section 2.01 (or any other payments contemplated hereunder) are likely to be substantially reduced in the aggregate or terminated (a “Scale-Down Transaction”), then Stonehouse will be entitled, at its option, to receive a fee (the “Scale-Down Fee”) in lieu of future payments hereunder with respect to each of the WorldSpace Parties all or substantially all of the assets of which are being sold or which are being liquidated in such Scale-Down Transaction (each such WorldSpace Party with respect to which Stonehouse makes such an election is referred to herein as an “Eliminated WorldSpace Party”).

(b) In the event that Stonehouse elects to receive a Scale-Down Fee with respect to a Scale-Down Transaction, then WSI will pay to Stonehouse a Scale-Down Fee equal to sixty (60%) percent of the Proceeds Portion in such Scale-Down Transaction; provided, however, that such percentage will be reduced by ten (10%) percent thereof (i.e., from sixty percent (60%) to fifty-four percent (54%), then from fifty-four percent (54%) to forty-eight percent (48%), etc.) for each $50 million in payments actually made to Stonehouse theretofore under Section 2.01 and this Section 2.02. The receipt by Stonehouse of the Scale-Down Fee will not affect Stonehouse’s right to receive a Royalty Payment for the Royalty Calculation Year in which the Scale-Down Transaction occurs, and such Royalty Payment will be based upon a calculation of WorldSpace EBITDA that takes such Scale-Down Transaction into account in accordance with the definition of “WorldSpace EBITDA” in Section 1.01.

Section 2.03 Equalization Payment. Upon a sale or liquidation of the WorldSpace Enterprise at any time during the Term (whether by virtue of (a) sale of WorldSpace Parties and/or their Affiliates or (b) a sale of all or substantially all of the WSI assets, or (c) a bankruptcy or liquidation of WorldSpace Parties and/or their Affiliates or (d) a foreclosure on the WSI assets or the WorldSpace Parties by a WSI creditor), then to the extent that the total cumulative amount of Distributions received (including any Distributions received or to be received with respect to such sale or liquidation event) by Noah Samara (or any of his Affiliates or family members or other related parties) exceeds the cumulative amounts received (including amounts received or to be received with respect to such sale or liquidation event by Stonehouse under Sections 2.01 and 2.02 above), then Noah Samara will immediately pay Stonehouse a cash payment equal to one-half of such excess amount.

Section 2.04 Effectiveness. Notwithstanding any other provision of this Agreement, none of the WorldSpace Parties will have any obligation pursuant to Sections 2.01 or 2.02 or Article IV, and Noah Samara will have no obligation pursuant to Section 2.03, and Stonehouse will have no rights under any of those provisions, unless and until the Effective Date occurs. Immediately upon the occurrence of the Effective Date, the WorldSpace Parties will make any and all payments and deposits that would have theretofore been required under Sections 2.01 and 2.02 and Article IV but for this Section 2.04.

ARTICLE III

REPRESENTATIONS

Section 3.01 Representations of the WorldSpace Parties. Each of the WorldSpace Parties represents, warrants, and covenants, jointly and severally, to Stonehouse that as of the date of this Agreement and as of the Effective Date:

(a) Such WorldSpace Party is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it is organized, and has the power and authority to carry on its business and to own its properties and assets and to execute, deliver and perform this Agreement;

(b) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and by general principles of equity);

(c) Each of the representations and warranties made by the WorldSpace Parties (or any of them) in the Restructuring Agreement is incorporated herein by reference, without regard to Section 4.03 of the Restructuring Agreement, and is true and correct as of the Execution Date and as of the Effective Date; and

(d) All Charter Documents, financial reports and other documents required to be delivered to Stonehouse pursuant to the terms of the Transaction Documents are true, complete and accurate copies thereof.

Section 3.02 Representations of Stonehouse. Stonehouse represents, warrants, and covenants to the WorldSpace Parties that as of the date of this Agreement and as of the Effective Date:

(a) It is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it is organized, and has the power and authority to carry on its business and to own its properties and assets and to execute, deliver and perform this Agreement;

(b) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and legally binding obligation; and

(c) Each of the representations and warranties made by Stonehouse in Section 4.02 of the Restructuring Agreement is incorporated herein by reference, without regard to Section 4.03 of the Restructuring Agreement, and is true and correct as of the Execution Date and as of the Effective Date.

ARTICLE IV

COVENANTS

Section 4.01 Reporting. (a) On or prior to the First Payment Date for each Royalty Calculation Year, WSI will use its good faith and reasonable efforts to obtain, and provide to Stonehouse, information of detail and scope sufficient to make a meaningful estimate of the Royalty Payment for such Royalty Calculation Year.

(b) Not later than one hundred twenty (120) days after the end of each Royalty Calculation Year, WSI will deliver to Stonehouse a copy of its audited consolidated financial statement as of the end of such fiscal year and for the year then ending, prepared in accordance with U.S. GAAP, consistently applied.

Section 4.02 Audit. Stonehouse will have the right to audit the books and accounts of the WorldSpace Parties at any time during the Term, but not more frequently than once per year, upon reasonable advance notice in order to determine or confirm any calculation of WorldSpace EBITDA (or for purposes related thereto), and the WorldSpace Parties agree to fully cooperate with Stonehouse in connection therewith.

Section 4.03 Distributions. (a) The WorldSpace Parties agree that Distributions may be paid only (i) with Excess Funds available at the end of a given Royalty Calculation Year (such given Royalty Calculation Year referred to herein as the “Distribution Calculation Year”, and the Royalty Calculation Year following the Distribution Calculation Year referred to herein as the “Distribution Payment Year”), (ii) on or after the Second Payment Date of the applicable Distribution Payment Year, and (iii) after the Royalty Payment due and payable on such Second Payment Date has been paid in full to Stonehouse.

(b) Additionally, in no event shall any Distribution be paid unless on the date of such payment, each of the following requirements has been satisfied:

i) no breach in any material respect of a representation or warranty in the New Loan Documentation (or in any respect if a materiality standard is not provided for such representation or warranty in the New Loan Documentation), default (or event which, with the giving of notice or the passage of time, would become a default) under this Agreement or under any New Loan Documentation, has occurred and is continuing;

ii) all reserves required under any Transaction Document or New Loan Documentation are in place and at the required levels;

iii) the WorldSpace Parties are current on all expenses and other amounts owed to any Person, and the contemplated payment of the Distribution will not result in any reasonably foreseeable or likely shortfall in funds available to meet future expenses and other amounts which will become due to any Person during the subsequent twelve-month period;

iv) the payment of the Distribution is made only from earnings from the applicable Distribution Calculation Year; and

v) the payment of the Distribution is in all respects permitted under applicable law.

Section 4.04 Sale of Assets. (a) For a period of three (3) years from the Effective Date, none of the WorldSpace Parties will voluntarily sell all or substantially all of its assets, or voluntarily liquidate, without the prior written consent of Stonehouse, which consent will not be unreasonably withheld.

(b) The WorldSpace Parties will not sell any of their ownership position in any of the entities listed in Exhibit I to the Restructuring Agreement (which exhibit is incorporated herein by reference) or any of their assets listed in Exhibit H of the Restructuring Agreement (which exhibit is incorporated herein by reference) for less than fair value. For purposes of this Section 4.04(b), fair value may be conclusively established by an opinion of an internationally recognized investment banking firm engaged by WSI; provided, that in the absence of such an opinion other evidence may be used to establish fair value; and provided further, that any sale of assets by any WorldSpace Parties to an unaffiliated third party in the ordinary course of business will be presumed to be for fair value absent clear evidence to the contrary. Notwithstanding the foregoing, this Section 4.04(b) will not restrict the WorldSpace Parties from placing assets into wholly or partially owned direct or indirect subsidiaries or from entering into joint venture or financing arrangements; provided, that none of the WorldSpace Parties will sell or transfer assets to affiliates or joint ventures in which the collective ownership interests of the WorldSpace Parties is less than one hundred percent (100%) unless such sale or transfer is made for fair value (which may include, without limitation, an equity interest in the transferee) and is consistent with Section 4.04(c) hereof; and provided further, that if any of the WorldSpace Parties makes such a sale or transfer of assets to any affiliate or joint venture in which the collective ownership interests of the WorldSpace Parties is less than one hundred percent (100%), then the WorldSpace Parties will be required hereby to dedicate the consideration received in exchange for such sale or transfer to the ongoing business of the WorldSpace Enterprise which may include, without limitation, holding any equity interest in the transferee that may be part of such consideration;

(c) Notwithstanding anything which may be contained to the contrary in this Section 4.04, in Section 2.02 or elsewhere, no sale or transfer of assets of the WorldSpace Enterprise is intended to be permitted hereunder to the extent such sale or transfer would be reasonably likely, as assessed at or immediately prior to the time of such sale of transfer, to materially diminish the overall return to Stonehouse (whether through Royalty Payments, Scale-Down Fees or other fees, or any combination of the same) under this Royalty Agreement during the Term.

Section 4.05 Funding Expenditure Plan. WSI will apply the proceeds of the New Investment substantially in accordance with the Funding Expenditure Plan set forth as Exhibit B.

Section 4.06 Confidentiality. All information disclosed to any party pursuant to this Agreement will be kept confidential by such party, and will not be used by such party other than in connection with this Agreement, except to the extent such information was known by such party prior to the time it was provided to the party hereunder or is or has become lawfully obtainable from other sources, or to the extent such duty as to confidentiality and non-use is waived by the parties in writing, or except as may be required by order of any court or governmental agency. This Section 4.06 shall not apply to disclosures of information obtained hereunder by any party hereto made to such party’s legal counsel, to such party’s consultants, or to any other such Persons whose services such party may require throughout the Term. The foregoing obligation of confidentiality and non-use will survive any termination of this Agreement.

Each of the WorldSpace Parties agrees that it shall immediately notify Stonehouse if there is any change after the date hereof to any of the information described on Exhibit K to the Restructuring Agreement, and each of the WorldSpace Parties also agrees that if any Person who has not previously executed and delivered a Subordination Agreement becomes entitled to receive (or to potentially receive) Distributions (other than with respect to dividends which, pursuant to the terms hereof, may be distributed to shareholders of WSI), such Person shall immediately execute and deliver a Subordination Agreement.

Section 4.07 Subordination. Each of the WorldSpace Parties agrees that it shall immediately notify Stonehouse if there is any change after the date hereof to any of the information described on Exhibit K to the Restructuring Agreement (which exhibit is incorporated herein by reference), and each of the WorldSpace Parties also agrees that if any Person who has not previously executed and delivered a Subordination Agreement becomes entitled to receive (or to potentially receive) Distributions (other than with respect to dividends which, pursuant to the terms hereof, may be distributed to shareholders of WSI), such Person shall immediately execute and deliver a Subordination Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Saving of Rights.

(a) The rights and remedies of Stonehouse in relation to any misrepresentation or breach of warranty on the part of any of the WorldSpace Parties shall not be prejudiced by any investigation by or on behalf of Stonehouse into the affairs of any of the WorldSpace Parties, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of Stonehouse in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b) No course of dealing or waiver by Stonehouse in connection with any condition or payment to be made under this Agreement shall impair any right, power or remedy of Stonehouse with respect to any other condition or payments, or be construed to be a waiver thereof; nor shall the action of Stonehouse with respect to any condition or payment affect or impair any right, power or remedy of Stonehouse with respect to any other condition or payment.

(c) No course of dealing and no failure or delay by Stonehouse in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this

Agreement, or in any manner preclude its additional or future exercise; nor shall the action of Stonehouse with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of Stonehouse with respect to any other default.

Section 5.02 Notices. Any and all notices or other communications or deliveries required or permitted to be given pursuant to any of the provisions of this Agreement will be deemed to have been duly given for all purposes if sent both (a) by telefax and (b) by certified or registered mail, return receipt requested and postage prepaid, by hand delivery, or by an internationally recognized overnight courier, in any case to the telefax number and the address of such party listed below or to such other telefax number or address as any party may specify by notice given to the other party in accordance with this Section 5.02.

Notices to Stonehouse will be sent to:

Stonehouse Capital Ltd.

c/o Al-Murjan Organization

PO Box 52558

Jeddah 21573

Saudi Arabia

Attention: Cherif Sedky

Telefax: 011-9662-694-3466

with a copy to:

Jeffrey H. Goodman, Esq.

Fulbright & Jaworski L.L.P.

801 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2623

Telefax: 202-662-4643

Notices to the WorldSpace Parties will be sent to:

Noah A. Samara

Chairman and Chief Executive Officer

WorldSpace International Network Inc.

2400 N Street, N.W.

Washington, D.C. 20037

Telefax: 202-969-6004

with a copy to:

Donald J. Frickel, Esq.

WorldSpace International Network Inc.

2400 N Street, N.W.

Washington, D.C. 20037

Telefax: 202-969-6560

The date of giving of any such notice will be: (a) in the case of delivery by hand or courier, the date of delivery at the appropriate address specified in or pursuant to this Section 5.02, provided that the notice has also been sent by telefax to the appropriate telefax number specified in or pursuant to this Section 5.02; or (b) in the case of delivery by mail, five (5) days following the posting of the mail addressed to the appropriate address specified in or pursuant to this Section 5.02, if posted in the same country as the country of the address, and twelve (12) days following the posting of the mail addressed to the appropriate address specified in or pursuant to this Section 5.02, if posted in a different country than the country of the address, provided that the notice has also been sent by telefax to the appropriate telefax number specified in or pursuant to this Section 5.02.

Section 5.03 Overdue Payments. All overdue amounts payable pursuant to the terms of this Agreement shall accrue interest from the date on which payment of the relevant amount became due until the date of actual payment at a rate of LIBOR plus five percent (5%) per annum.

Section 5.04 Payment Location. All payments to Stonehouse pursuant to this Agreement shall be made by wire transfer to Account Number              at              (ABA Number             ), or to such other account, or in accordance with such other instruction, as Stonehouse may notify the WorldSpace Parties from time to time.

Section 5.05 Termination. This Agreement will automatically terminate if the Effective Date has not occurred on or before September     , 2004.

Section 5.06 Applicable Law and Dispute Resolution. This Agreement shall be deemed to be a contract made under, and shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof (other than Section 5-1401 and 5-1402 of the General Obligations Laws of the State of New York). The parties hereto agree to submit any dispute based on any matter arising out of or relating to this Agreement or the transactions contemplated hereby to arbitration in accordance with the terms set forth on Exhibit C attached hereto.

Section 5.07 Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of the parties; provided, however, that none of the WorldSpace Parties may assign or delegate any of their respective rights or obligations under this Agreement without the prior consent of Stonehouse.

Section 5.08 Waivers and Consents; Amendments. No failure or delay by any party at any time to enforce one or more of the terms, conditions or obligations of this Agreement will constitute a waiver of such terms, conditions or obligations or will preclude such party from requiring performance by the other party at any time. No waiver of the provisions hereof, or any consent given hereunder, will be effective unless in writing and signed by the party to be charged with such waiver or consent. No waiver will be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing. This Agreement may only be amended by a written instrument signed by all of the parties hereto.

Section 5.09 Joint and Several Liability. Each of the WorldSpace Parties hereby agrees that it shall be jointly and severally liable for the obligations of each of the WorldSpace Parties hereunder.

Section 5.10 Severability. All the provisions of this Agreement will be considered as separate terms and conditions. In the event any of the provisions hereof is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement will be construed as if such invalid, prohibited or unenforceable provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable, unless such construction would be unreasonable. Notwithstanding the foregoing sentence, in the event that any provision contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby, unless such construction would be unreasonable.

Section 5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which, taken together, will constitute one and the same instrument.

Section 5.12 Further Assurances. The WorldSpace Parties, at their expense, will execute and deliver promptly such additional documents, assignments, certificates and instruments as Stonehouse may reasonably request in order to effectuate the provisions of, and the transactions provided for in, this Agreement. Stonehouse, at the expense of the WorldSpace Parties, will execute and deliver promptly such additional documents, assignments, certificates and instruments as any of the WorldSpace Parties may reasonably request in order to effectuate the provisions of, and the transactions provided for in, this Agreement.

Section 5.13 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between or among the parties with respect to such subject matter hereof (including, upon the Effective Date, the Restructuring Agreement; provided, however, that the foregoing is not intended to diminish the continuing validity and effectiveness of any definitions or other terms that are defined or otherwise incorporated herein by cross-reference to the Restructuring Agreement in Sections 1.01, 3.01(c), 3.02, 4.04(b), and 4.07).

Section 5.14 Additional Exhibits. The parties hereto acknowledge and agree to the following:

(a) the financial model of the WorldSpace Enterprise (based on mutually agreed assumptions and showing mutually agreed debt coverage and equity return forecasts), current as of the Execution Date, is attached hereto as Exhibit D (the “Financial Model”);

(b) the annual operating budget of the WorldSpace Enterprise (allocated on a monthly basis, for the twelve months immediately following the date of the Restructuring), current as of the Execution Date, is attached hereto as Exhibit E (the “Annual Operating Budget”);

(c) the operating and marketing plan of the WorldSpace Enterprise, current as of the Execution Date, is attached hereto as Exhibit F (the “Operating and Marketing Plan”); and

(d) until (and including) the Effective Date, the WorldSpace Parties shall promptly notify Stonehouse in writing of any changes occurring after the Execution Date with respect to the Financial Model, the Annual Operating Budget, the Operating and Marketing Plan and/or the Funding Expenditure Plan.

Section 5.15 Tax Disclosure. Notwithstanding anything herein to the contrary, but only to the extent permitted under applicable securities laws, each party to the transactions contemplated by this Agreement (and each employee, representative and other agent thereof) is authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials of any kind (including opinions or other tax analyses) insofar as they relate to the tax treatment and tax structure of such transactions; provided, that this authorization does not extend to disclosure of any other information, including without limitation (a) the identity of any party to such transactions (or any affiliate thereof), (b) the existence or status of any negotiations or (c) any financial, business, legal or personal information of or regarding any party (or any of its affiliates) to the extent not related to the tax treatment or tax structure of such transactions.

*         *         *

The parties hereto have duly executed this Agreement as of September 30, 2003.

WORLDSPACE, INC.

By:	/s/ NOAH A. SAMARA
Noah A. Samara
Chairman and Chief Executive Officer

WORLDSPACE INTERNATIONAL NETWORK INC.

By:	/s/ NOAH A. SAMARA
Noah A. Samara
Chairman and Chief Executive Officer

WORLDSPACE SATELLITE COMPANY LTD.

By:	/s/ NOAH A. SAMARA
Noah A. Samara
Chairman and Chief Executive Officer

STONEHOUSE CAPITAL LTD.

By:	/s/ ABDULRAHMAN BIN MAHFOUZ
Abdulrahman Bin Mahfouz

By:	/s/ SULTAN BIN MAHFOUZ
Sultan Bin Mahfouz

The undersigned, Noah A. Samara, agrees to Section 2.03 of the foregoing Agreement.

/s/ NOAH A. SAMARA
Noah A. Samara

FIRST AMENDMENT

TO

LOAN RESTRUCTURING AGREEMENT

AND

ROYALTY AGREEMENT

AMONG

STONEHOUSE CAPITAL LTD.

WORLDSPACE, INC.

WORLDSPACE INTERNATIONAL NETWORK INC.

AND

WORLDSPACE SATELLITE COMPANY, LTD.

Dated September 28, 2004

This First Amendment (“First Amendment”) made as of this 28th day of September, 2004 by and among Stonehouse Capital Ltd. (“Stonehouse”), WorldSpace, Inc. (“WSI”), WorldSpace International Network Inc. (“WIN”) and WorldSpace Satellite Company Ltd. (“WSC”) (WSI, WIN, and WSC collectively referred to herein as the “WorldSpace Parties”).

WITNESSETH:

WHEREAS, Stonehouse and the WorldSpace Parties did enter into that certain Loan Restructuring Agreement dated as of September 30, 2003 (the “Loan Restructuring Agreement”) in order to enable the WorldSpace Parties to obtain capital investment to finance the commercial expansion of their business; and

WHEREAS, Stonehouse and the WorldSpace Parties did enter into that certain Royalty Agreement dated as of September 30, 2003 (the “Royalty Agreement”) in order to establish certain rights of Stonehouse to receive royalty payments from the WorldSpace Parties; and

WHEREAS, Stonehouse, the WorldSpace Parties and Tri-State Commercial Closings, Inc. (the “Escrow Agent”) did enter into that certain Escrow Agreement dated as of September 30, 2003 (the “Escrow Agreement”) (the Loan Restructuring Agreement, the Royalty Agreement and the Escrow Agreement collectively referred to herein as the “Agreements”) in order to establish the terms by which certain documents be held in escrow; and

WHEREAS, Stonehouse and each of the WorldSpace Parties desire to amend the Loan Restructuring Agreement and the Royalty Agreement and to provide the Escrow Agent with notification of such amendments in accordance with the provisions set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Stonehouse and the WorldSpace Parties hereby agree to amend the Loan Restructuring Agreement and the Royalty Agreement and to provide the Escrow Agent with notification of such amendments as follows:

1.	Replace Section 2.02 of the Loan Restructuring Agreement with:

“If the Restructuring does not occur by March 31, 2005 or by such later date as may be agreed by Stonehouse and WSI in writing (the March 31, 2005 date or such later date agreed by Stonehouse and WSI referred to herein as the “Outside Date”), then this Agreement will terminate, and each of the Original Agreements will remain in full force and effect and unmodified hereby (including, without limitation, with respect to the accrual of interest without interruption), as if this Agreement had never been entered into.”

2.	Replace Section 1.2(b) of Exhibit B to the Loan Restructuring Agreement with:

“(b) this Release will be null and void if the date of the closing of the Debt Restructuring Transaction does not occur on or before December 31, 2005.”

3.	Replace Section 5.05 of the Royalty Agreement with:

“This Agreement will automatically terminate if the Effective Date has not occurred on or before March 31, 2005.”

4.	The forms of the Loan Restructuring Agreement, the Royalty Agreement and the Escrow Agreement attached to the Agreements as exhibits, where applicable, shall be considered to be revised to reflect the terms contained in this First Amendment.

5.	Stonehouse and WSI agree to provide the Escrow Agent with a written notice (which notice shall be countersigned by the Escrow Agent), notifying the Escrow Agent of the change to the “Outside Date” as effected by this Amendment.

6.	This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.	Except as otherwise hereby modified, all other terms, provisions and conditions of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed in their respective names as of the date first above written.

STONEHOUSE CAPITAL LIMITED

By:	/s/ ABDULRAHMAN BIN MAHFOUZ
Name:	Abdulrahman Bin Mahfouz

By:	/s/ SULTAN BIN MAHFOUZ
Name:	Sultan Bin Mahfouz

WORLDSPACE, INC.

By:	/s/ NOAH A. SAMARA
Name:	Noah A. Samara
Title:	Chairman and Chief Executive Officer

WORLDSPACE INTERNATIONAL NETWORK INC.

By:	/s/ NOAH A. SAMARA
Name:	Noah A. Samara
Title:	Chairman and Chief Executive Officer

WORLDSPACE SATELLITE COMPANY, LTD.

By:	/s/ NOAH A. SAMARA
Name:	Noah A. Samara
Title:	Chairman and Chief Executive Officer

SECOND AMENDMENT

TO

LOAN RESTRUCTURING AGREEMENT

AND

ROYALTY AGREEMENT

AMONG

STONEHOUSE CAPITAL LTD.

(a corporation organized and existing under the laws of the Cayman Islands)

WORLDSPACE, INC.

(a corporation organized and existing under the laws of the State of Maryland)

WORLDSPACE INTERNATIONAL NETWORK INC.

(a company organized and existing under the International Business Companies Act of the British Virgin Islands)

WORLDSPACE SATELLITE COMPANY, LTD.

(a company organized and existing under the International Business Companies Act of the British Virgin Islands)

AND

WORLDSPACE, INC.

(a corporation organized and existing under the laws of the State of Delaware)

Dated as of December 30, 2004

This Second Amendment (“Second Amendment”) made as of this 30th day of December, 2004 by and among:

(i) Stonehouse Capital Ltd., a corporation organized and existing under the laws of the Cayman Islands (“Stonehouse”);

(ii) WorldSpace, Inc., a corporation organized and existing under the laws of the State of Maryland (“WSI-MD”);

(iii) WorldSpace International Network Inc., a company organized and existing under the International Business Companies Act of the British Virgin Islands (“WIN”);

(iv) WorldSpace Satellite Company Ltd., a company organized and existing under the International Business Companies Act of the British Virgin Islands (“WSC”); and

(v) WorldSpace, Inc., a corporation organized and existing under the laws of the State of Delaware (“WSI-DE”) (WSI-MD, WIN, WSC and WSI-DE collectively referred to herein as the “WorldSpace Parties”).

WITNESSETH:

WHEREAS, Stonehouse and the WorldSpace Parties (other than WSI-DE) did enter into that certain Loan Restructuring Agreement dated as of September 30, 2003, as amended by that certain First Amendment to Loan Restructuring Agreement and Royalty Agreement dated September 28, 2004 (the “Loan Restructuring Agreement”) in order to enable the WorldSpace Parties (other than WSI-DE) to obtain capital investment to finance the commercial expansion of their business;

WHEREAS, Stonehouse and the WorldSpace Parties (other than WSI-DE) did enter into that certain Royalty Agreement dated as of September 30, 2003, as amended by that certain First Amendment to Loan Restructuring Agreement and Royalty Agreement dated September 28, 2004 (the “Royalty Agreement”) in order to establish certain rights of Stonehouse to receive royalty payments from the WorldSpace Parties (other than WSI-DE) (the Loan Restructuring Agreement and the Royalty Agreement collectively referred to herein as the “Agreements”);

WHEREAS, prior to the date hereof, WSI-MD owned WIN, which in turn owned WSC;

WHEREAS, as of even date herewith, WIN will be merged with and into WSI-MD and WSI-MD will immediately thereafter be merged with and into WSI-DE (the “WSI Mergers”);

WHEREAS, upon the WSI Mergers, WSI-DE will assume all of the rights, obligations and liabilities of WIN and WSI-MD in and under the Agreements by operation of law;

WHEREAS, Stonehouse and each of the WorldSpace Parties desire to amend the Loan Restructuring Agreement and the Royalty Agreement in accordance with the provisions set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Stonehouse and the WorldSpace Parties hereby agree to amend the Loan Restructuring Agreement and the Royalty Agreement as follows:

1. Add the following term and its corresponding definition to the Royalty Agreement:

“WSI-DE”	means WorldSpace Inc., a corporation organized and existing under the laws of the State of Delaware as of the Effective Date.

2. Add the following text to become a new Section 4.03(c) to the Royalty Agreement:

(c) Distributions to those shareholders listed on Exhibit H shall not be subject to the restrictions on Distributions provided in this Section 4.03 (which Section 4.03 provides, in part, that such Distributions are expressly subordinate to the actual payment of the Royalty Payment); provided, however, that for the sake of clarity it is agreed that for purposes of calculating the Proceeds Portion in a Scale-Down Transaction, the amount of the Distributions used as a basis for such determination shall be calculated by reference to all Current Shareholders, whether or not they have been exempted from the restrictions under this Section 4.03. It is further contemplated that such shareholders listed on Exhibit H shall receive Class A common shares in WSI-DE which are not restricted as to the payment of Distributions and all other Current Shareholders will receive Class B common shares in WSI-DE and the certificates representing such Class B shares shall include a legend referencing the applicable restrictions under this Agreement.

3. Add the attached Addendum A as a new Exhibit H to the Royalty Agreement.

4. The forms of the Loan Restructuring Agreement and the Royalty Agreement (attached as exhibits to the Royalty Agreement and the Loan Restructuring Agreement, respectively) shall be considered to be revised to reflect the terms contained in this Second Amendment.

5. In executing this Second Amendment, the WorldSpace Parties acknowledge and affirm that, upon the WSI Mergers (i) all obligations and liabilities of WSI-MD and WIN (including, but not limited to, such parties’ obligations and liabilities under the Loan Restructuring Agreement and the Royalty Agreement) will be assumed by WSI-DE and (ii) WSC will become a subsidiary of WSI-DE.

6. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7. Except as otherwise hereby modified, all other terms, provisions and conditions of the Agreements shall remain in full force and effect.

8. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law provisions thereof.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed in their respective names as of the date first above written.

(Signature page follows)

STONEHOUSE CAPITAL LTD.

By:	/s/

Name:

WORLDSPACE, INC., a corporation organized and existing under the laws of the State of Maryland

By:	/s/
Name:	Noah A. Samara
Title:	Chairman and Chief Executive Officer

WORLDSPACE INTERNATIONAL NETWORK INC.

By:	/s/
Name:	Noah A. Samara
Title:	Chairman and Chief Executive Officer

WORLDSPACE SATELLITE COMPANY, LTD.

By:	/s/
Name:	Noah A. Samara
Title:	Chairman and Chief Executive Officer

WORLDSPACE, INC., a corporation organized and existing under the laws of the State of Delaware

By:	/s/
Name:
Title: